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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                      HEARTLAND TERRITORIES HOLDINGS, INC.

     FIRST:  The name of the corporation is HEARTLAND TERRITORIES HOLDINGS, INC.

     SECOND: The principal office of the corporation in the State of Delaware is to be located at No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

     THIRD: The nature of the business of the corporation and the objects or purposes to be transacted, promoted or carried on by it are the manufacture, purchase, sale, bottling and distribution, either at wholesale, retail or otherwise, of beverages, syrups, concentrates, flavors and extracts, carbonated and aerated water, soda water, mineral waters, soft drinks and non-alcoholic beverages of every kind and any and all commodities, substances and products of every kind, nature and description, and in connection therewith to purchase, lease, construct and otherwise acquire, and to hold, own, use, maintain, manage and operate plants, factories, warehouses, stores, shops and other establishments, corporations or other entities, facilities, equipment, trade-marks, trade names, patents, inventions, improvements and processes of every kind, nature and description used or useful in the conduct of the business of the corporation and to act for corporations, partnerships and individuals, as distributors, representatives, buying or selling agent or in any other capacity to the extent allowed by law.

     The foregoing enumeration of objects and purposes is in furtherance and not in limitation of the general powers conferred by law and shall not be held to limit or restrict in any manner the powers of the corporation, provided that nothing contained in this Certificate shall be deemed or construed to authorize the corporation to carry on in any other state, territory or foreign country any business contrary to the provisions of the laws thereof.

     FOURTH: The total number of shares of stock which the corporation is authorized to issue is five hundred (500) and the par value of each of such shares is Ten Dollars ($10.00).

     FIFTH: The minimum capital with which the corporation shall commence business is One Thousand Dollars ($1,000.00).

     SIXTH: The names and places of residence of each of the incorporators are as follows:

NAME                                                 ADDRESS
----                                ------------------------------------------
Herman A. Schaefer                  40 Old Stamford Road, New Canaan, Conn.
James W. Robertson                  1355 Kearney Drive, North Brunswick, N.J.
Joseph Hamlen                       15 East 96th Street, New York, New York

     SEVENTH:  The corporation is to have perpetual existence.

     EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     NINTH: The number of Directors of the corporation shall be such as from time to time may be fixed by, or in the manner provided in, the By-laws, but in no case shall the number be less than three. Directors need not be stockholders. The Board of Directors shall have the general direction and management of the business and affairs of the corporation. The election of Directors need not be by ballot.

     TENTH: No contract, act or transaction of the corporation with any person, firm or corporation shall be affected or invalidated by reason of the fact that any director or officer of the corporation is a party to or interested in such contract, act or transaction, or in any way connected with such person, firm or corporation,
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provided that such interest or connection shall have been disclosed or known to the corporation. Any director of the corporation having any such interest or connection may, nevertheless, be counted in determining the existence of a quorum at any meeting of the Board or a committee which shall authorize any such contract, act or transaction and may vote thereon with full force and effect. No such officer or director nor any such person, firm or corporation in or with which such director or officer is connected shall be liable to account to the corporation for any profit realized from or through any such contract, act or transaction.

     ELEVENTH: The stockholders and the Board of Directors shall have the power to hold their meetings and to keep the books, records, documents and papers of the corporation outside of the State of Delaware, at such place or places as from time to time may be designated by the Board or by the stockholders, except as otherwise required by the laws of the State of Delaware.

     TWELFTH: The corporation shall have the power to maintain offices, conduct its business and promote its objects within or without the State of Delaware, and in such foreign countries as it may find convenient.